Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

July 31, 2024

Stardust Power Inc. 15 E. Putnam Ave, Suite 378 Greenwich, CT 06830

Ladies and Gentlemen:

We are issuing this opinion in our capacity as special counsel to Stardust Power Inc., a Delaware corporation, f/k/a Global Partner Acquisition Corp II (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on a Registration Statement on Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about July 31, 2024.

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Registration Statement.

The Registration Statement relates to (a) the issuance of up to 10,566,596 shares (the “Warrant Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, consisting of: (i) up to 5,566,667 shares of Common Stock issuable upon the exercise of warrants (the “Private Warrants”) that were originally issued in a private placement to Global Partner Sponsor II LLC, a Delaware limited liability company (“Sponsor”), at a purchase price of $1.50 per warrant, at an exercise price of $11.50 per share; and (ii) up to 4,999,929 shares of Common Stock issuable upon the exercise of warrants (together with the Private Warrants, the “Warrants”) that were originally issued as part of the units sold by the Company at a purchase price of $10.00 per unit in its initial public offering, at an exercise price of $11.50 per share, and (b) the offer and resale from time to time by the selling securityholders named in the prospectus contained in the Registration Statement and any supplement thereto or their permitted transferees (i) up to 55,190,875 shares of Common Stock as further set forth in such prospectus (together with the Private Warrants and Warrant Shares, the “Securities”), consisting of: (A) up to 49,624,208 shares of Common Stock (the “Issued Shares”); and (B) up to 5,566,667 Warrant Shares issuable upon exercise of the Private Warrants and (ii) up to 5,566,667 Private Warrants.

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Stardust Power Inc.

July 31, 2024

The Company issued the Warrants pursuant to a Warrant Agreement, dated as of January 11, 2021, by and between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agreement”).

For purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the corporate and organizational documents of the Company, including the Certificate of Incorporation of the Company, dated July 8, 2024 (the “Charter”), (ii) resolutions of the Company with respect to the issuance and registration of the Securities, (iii) the Registration Statement and the exhibits thereto and (iv) the Warrant Agreement, including the form of Warrant set forth therein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Private Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Warrant Shares have been duly authorized. Assuming the due issuance and delivery of the Warrant Shares upon payment therefor in accordance with the Warrant Agreement and otherwise in accordance with the provisions of the Warrant Agreement, the Charter and the General Corporation Law of the State of Delaware, the Warrant Shares will be validly issued, fully paid and non-assessable.

3.	The Issued Shares have been duly authorized and are validly issued, fully paid and non-assessable.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of New York and the General Corporation Law of the State of Delaware (under which the Company is incorporated).

Stardust Power Inc.

July 31, 2024

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the internal law of New York and the General Corporation Law of the State of Delaware. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware or the present laws of the State of New York be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Kirkland & Ellis LLP